Exhibit 99.1

For Immediate Release	Contact: Donna Pullen (803) 765-4558

Herbert G. Gray Joins the Board Of

SCBT Financial Corporation

COLUMBIA, S.C.—(November 23, 2009)—Robert R. Hill, Jr., CEO, SCBT Financial Corporation announced today that Herbert (Herb) G. Gray has joined SCBT’s board of directors.

Gray is the president and CEO of Grayco, a Beaufort-based company that primarily supplies building material and hardware for Beaufort and Jasper counties.

“We are excited to have Herb join our board.  His background and experience will be invaluable as we continue expanding our franchise in South Carolina and in the Beaufort market,” said Robert R. Horger, chairman of the board, SCBT Financial Corporation.

Hill added, “Herb brings to the board important business experience as the leader of a well-established company in South Carolina.”

A native of Beaufort, Gray graduated from Beaufort Academy.  He earned a Bachelor of Science degree in Management from Clemson University in 1987.

Herb and his wife, Marjorie Trask Gray, reside in Beaufort with their three children.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the third largest bank headquartered in South Carolina and NCBT, a Division of SCBT, N.A.   Providing financial services for over 75 years, SCBT Financial Corporation operates 48 financial centers in 16 South Carolina counties and Mecklenburg County in North Carolina.   Named in Forbes as one of the 100 Most Trustworthy Companies in America, SCBT Financial Corporation has assets of approximately $2.8 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

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